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                                                                   EXHIBIT 10.31

                     [ FOOTHILL CAPITAL CORPORATION - LOGO ]
                  [ 11111 Santa Monica Boulevard - Suite 1500 ]
                     [ Los Angeles, California 90025-3333 ]
                              [ A NORWEST Company ]



April 2, 1998


Mr. George Newman
Acting Chief Financial Officer
Garden Botanika, Inc.
8624 154th Avenue NE
Redmund, Washington  98052

Dear Mr. Newman:

        In accordance with our recent discussions, Foothill Capital Corporation ("Lender") is pleased to issue this financing commitment to Garden Botanika, Inc. ("Borrower"). Subject to the satisfactory completion of each of the conditions contained herein, the financing would be as follows:

1.      Maximum Amount:    $10,000,000.

        a. Revolving Line of Credit ("the line"): Lender would make revolving advances to Borrower up to an amount equal to the result of: (i) the lesser of (x) the Maximum Amount, (y) 55%, from January 1 through September 30, or 65% from October 1 through December 31 (however, the advance rate shall reduce by 2.5% percentage points per week beginning the first week of December until the advance rate reaches 55%) of the lower of cost or market value of finished goods inventory, net of customary reserves as determined by Lender in accordance with its standard credit policies; and (z) 85% of the net liquidation value of retail inventory as determined by Great American/Hilco Appraisal & Valuation Services.

2.      Interest Rate:

        The rate of interest charged on the loans would be at Borrower's option:
        (i) one-half of one percent (0.50%) above the present and future Prime Rate, or (ii) three percentage points (3.00%) above the London Interbank Offered Rate ("LIBOR"). The Prime Rate shall be defined as the present and future Prime Rate publicly announced as being charged from time to time by Norwest Bank Minnesota, N.A. Interest would be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed


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        and would be payable monthly in arrears. At no time would the interest charged be less than seven percent (7.00%). A Default Rate would be determined prior to Closing.

        The Eurodollar rate shall be the rate at which Norwest is offered deposits of U.S. dollars in the London interbank market ("LIBOR") adjusted by the reserve percentage prescribed by governmental authorities as determined by Lender. Lender's obligation to provide Eurodollar rate loans shall be subject to, but not limited to (i) up to five (5) Eurodollar loans shall be available at any time: (ii) in the event of a default under the Line, all Eurodollar loans shall be suspended; (iii) all Eurodollar loans shall be available in interest periods of thirty (30) days, sixty (60) days or ninety (90) days, as selected by Borrower; (iv) the minimum amount of each Eurodollar loan shall be in an amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof; and (v) Borrower shall be responsible for any Eurodollar contract breakage fees or other associated costs, as determined by Lender.

3.      Collections:

        Collections would be remitted to one or more concentration accounts that would be assigned to and in form satisfactory to Lender. However, the dominion of cash collections shall be retained by Borrower until the occurrence of any of the following: a) an event of default under the loan agreement, b) excess availability (i.e., formula availability as determined in paragraph 1a) less outstanding loan balance is less than $2,500.000 or, c) the outstanding loan balance exceeds $5,000,000. Irrespective of the cash dominion, all collections would be subject to a one business day clearance charge.

4.      Fees and Expenses:

        a. Commitment Fee: In consideration of Lender's issuance of this commitment letter, Borrower shall pay to Lender a fee (the "Commitment Fee") in an amount of $25,000. The Commitment Fee shall be due and payable by wire transfer concurrently with Borrower's acceptance of this commitment letter. The Commitment fee shall be fully earned and non-refundable when this commitment letter is accepted by Borrower.

        b. Closing Fee: A fee equal to one-half of one percent (0.5%) of the Maximum Amount would be fully earned at loan closing and payable one-quarter of one percent (0.25%) on the first anniversary of closing and one-quarter of one percent (0.25%) on the second anniversary of closing.

        c. Foothill Expenses: Borrower would agree to reimburse Lender for all of Lender's out-of-pocket costs and expenses relating to this financing transaction, including, but not limited to, search fees, title search and insurance fees, filing and recording fees, attorneys fees and expenses, and examination and appraisal fees (collectively, "Foothill Expenses").

5.      Loan Maturity and Prepayment:


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        The Line would mature three years from the initial loan closing
        ("Maturity"). Termination of the loan prior to maturity would result in a prepayment fee equal to three percent (3.0%) of the Maximum Amount if occurring within one year of the closing date, two percent (2.0%) if occurring within the second year of the closing date and one percent (1.0%) if occurring thereafter. In the event that early termination is the direct result of an acquisition or change of control of Borrower, a prepayment fee would be 50% of such fee as determined above.

6.      Purpose:

        The purpose of this financing would be to provide for the general corporate needs of Borrower.

7.      Financial Examination and Appraisal Fees:

        Borrower would be obligated to pay to Lender a fee of $650 per day per examiner for financial examinations and out-of-pocket costs of inventory appraisals for each such examination and appraisal performed by Lender or its agents.

8.      Collateral:

        As collateral for all of Borrower's present and future obligations to Lender, including those arising under the Line, Lender would be granted first priority perfected liens or security interests in and to Borrower's now owned or hereafter acquired accounts, chattel paper, contract rights, documents, equipment, fixtures, general intangibles (including, without limitation, all causes of action, copyrights, deposit accounts, licensing agreements, patents, trademarks, and trade names), instruments, inventory, investment property, leases, real property, securities (including the stock of subsidiaries), and the proceeds of all of the foregoing, wherever located. The foregoing is collectively referred to as the "Collateral."

9.      Financial Covenants:

        A tangible net worth covenant would be established to allow for a reduction to tangible net worth of $6,000,000 as measured from 1/31/98 to 1/31/99. Lender would also measure tangible net worth on a quarterly basis during fiscal 1998 and for periods beyond 1/31/99 which would be based upon a discount to projected operating performance. Maximum capital expenditure and new store opening limits would also be established based upon Borrower's business plan.

10.     Conditions Precedent:

        The following would be conditions precedent to Lender's obligation to extent credit to Borrower:


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        a. Borrower, including each of the entities composing Borrower, would need to be a corporation in good standing in the jurisdiction of its incorporation and qualified to do business in any other jurisdiction where such qualification is necessary or appropriate to its business;

        b. The Line would need to be made pursuant to, and subject to, the terms of loan agreements, and other financing documents (the "Loan Documents") executed and delivered by Borrower on or prior to the Closing Date. The Loan Documents would contain various representations, warranties, and covenants (affirmative and negative) as are customary, in Lender's experience, for a transaction of this type.

        c. Borrower would need to have executed and/or delivered, or caused to be delivered, to Lender prior to the Closing Date, such security agreements, financing statements, fixture filings, deeds of trust, mortgages, and chattel mortgages, title insurance policies and endorsements, depositary account agreements, copies of leases, landlord waiver, bailee agreements, and other agreements affecting the Collateral, insurance certificates and endorsements, and other documentation relative to the liens and security interest in the Collateral as Lender reasonably may request (the "Security Documents"). Each of the Loan Documents and the Security Documents (the "Documents") would be governed by the law of the State of California and would need to be in form and substance reasonably satisfactory to Lender and its counsel;

        d. The financing statements, fixture filings, and other Documents related to perfection of Lender's interests in the Collateral would need to have been filed or recorded in all appropriate jurisdictions and, with respect to financing statements, Lender would need to have received searches reflecting its filings of record;

        e. There would need to have not occurred any material adverse change in Borrower's financial condition or any material adverse change in the value of the Collateral;

        f. Lender would need to have received such opinions of Borrower's counsel and such advice of Lender's local counsel as Lender would reasonably require, which opinions and/or advice would need to be satisfactory to Lender and its counsel as to both form and substance. Such opinions of Borrower's counsel would include, but not be limited to, opinions as to Borrower's corporate existence. Borrower's power and authority to enter into the Documents, the validity, binding effect, and enforceability of each of the Documents, and the perfection of Lender's liens and security interests in the Collateral;

        g.   Payment of all accrued and unpaid Foothill Expenses;

11.     Brokers' Fees:

        Any brokerage commission or finder's fees payable in connection with the financing arrangement outlined herein will be payable by Borrower and not by Lender. Borrower represents and warrants to Lender that it has not incurred any obligation for a brokerage commission or a finder's fee in connection with Borrower's transactions with Lender.


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        Borrower agrees to indemnify, defend, and hold Lender harmless from and against any claim of any broker or finder arising out of the financing arrangement outlined herein.

12.     Closing Date:

        If the financing arrangement contemplated by this letter is not consummated on or before May 6, 1998, then, without any requirement of notice or other formality, no party hereto would have any obligation to pursue the financing arrangement outlined in this letter. The date on which the Documents are executed and all conditions precedent have been met would be deemed the "Closing Date."

13.     Complete Agreement; No Oral Modifications.

        This commitment letter embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior proposals, negotiations, or agreements whether written or oral, relating to the subject matter hereof including any letter of intent. This letter may not be modified, amended, supplemented, or otherwise changed, except by a document in writing signed by the parties hereto.

14.     Governing Law; Jury Waiver.

        This letter shall be deemed to have been made in the state of California and the validity of this letter, and the construction, interpretation, and enforcement hereof, and the rights of the parties hereto relating to claims or causes of action arising in connection herewith shall be determined under, governed by, and construed in accordance with the laws of the state of California. Borrower and Lender hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or respect to this letter, or in any way related or incidental to the dealings of the parties hereto with respect to this letter, or the transactions contemplated hereby, in each case whether or now or hereafter arising, irrespective of whether sounding in contract, tort, or otherwise. Borrower and Lender hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this section with any court as written evidence of the consent of the other party hereto to waive its right to trial by jury.

15.     Expense Deposit:

        In connection with the requesting financing, Borrower understands that it will be necessary for Lender to make certain financial, legal, and collateral investigations and determinations. Borrower and Lender acknowledge that Borrower previously has paid to Lender the sum of $25,000 (the "Expense Deposit") as a deposit against the Foothill Expenses that may be incurred by Lender. Lender will require an additional $20,000 Expense Deposit. This Expense Deposit will be held by Lender while making such investigations and determinations and will be applied to Foothill Expenses as and when they are incurred. If Lender concludes for any reason, that it will not make the financing outlined herein available to Borrower, it will return the unused balance of the Expense


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        Deposit. As an illustration, the amount to be deducted from the Expense
        Deposit may include costs and expenses incurred by auditors and appraisers and in verifying Borrower's records, Lender's legal expenses in connection with advice concerning the subject financing or with the preparation of the Documents, and any filing and search fees. If, on the other hand, Lender continues to be prepared to extend the credit described herein to Borrower and Borrower declines for any reason, to accept such financial accommodations from Lender, Lender shall be entitled to retain the full amount of the Expense Deposit, irrespective of the amount of the Foothill Expenses incurred. Lender's retention of the balance of the Expense Deposit results from its reasonable endeavor to estimate the added administrative costs incurred and the amount of damage sustained by Lender as a result of Borrower's decision to decline to accept the financing. If the financing is funded, the Expense Deposit will be returned to Borrower after deducting all Foothill Expenses actually incurred by Lender. Lender shall not be obligated to segregate the Expense Deposit from its other funds and Borrower is not entitled to receive interest on any portion of the Expense Deposit. Borrower hereby agrees to pay to Lender the full amount of the Foothill Expenses incurred in connection with the transaction contemplated hereby, irrespective of the amount of the Expense Deposit and whether the subject transaction actually is consummated. From time to time, Lender shall be entitled to request, and Borrower shall be obligated to provide supplements to the Expense Deposit to the extent that actual or projected Foothill Expenses exceed the Expense Deposit.

16.     Indemnification:

        Borrower shall pay, indemnify, defend, and hold Lender, and each of its officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all attorneys fees and disbursements and other costs and expenses incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, or performance, of this commitment letter or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this commitment letter, (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto. This provision shall survive the termination of this letter.

        We are very enthusiastic about the opportunity to finance the operations of Garden Botanika, Inc. and believe that we can proceed very quickly to the signing of the Documents and subsequent closing of the financing. If you wish to proceed on the basis outlined above, please execute this letter in the space provided below and return it to the undersigned no later than 12:00 p.m., California time, on or before April 7, 1998, which acceptance must be accompanied by the payment of the Commitment Fee and the supplemental Expense Deposit of $20,000. If you fail to do so by such date and time, this letter shall expire automatically.

                                            Very truly yours,


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                                            FOOTHILL CAPITAL CORPORATION

                                            /s/  SCOTT GLASSBERG
                                            ------------------------------------
                                            Vice President


The foregoing terms and conditions are hereby accepted and agreed to as of April 7,1998, as amended as of April 27, 1998.

                                            GARDEN BOTANIKA, INC.,

                                            /s/  GEORGE W. NEWMAN
                                            ------------------------------------
                                            Vice President & Controller


cc:    David C. Hilton - Senior Executive Vice President / Foothill Capital
        John F. Nickoll - Chairman / Foothill Capital